Exhibit 10.1

DATED 30 MARCH 2026

SETTLEMENT AGREEMENT

between

MIND-NRG SARL

and

MINERVA NEUROSCIENCES, INC.

and

GEOFF RACE

CONTENTS

CLAUSE

1.	Interpretation	3

2.	Arrangements on termination	4

3.	Termination payment	5

4.	Options and PRSUs	6

5.	Legal fees	6

6.	Waiver of claims	6

7.	Employee indemnities	8

8.	Company property and information	9

9.	Employee warranties and acknowledgments	9

10.	Resignation from offices	10

11.	Restrictive covenants	10

12.	Confidentiality and announcements	10

13.	Entire agreement	12

14.	Variation	13

15.	Third party rights	13

16.	Governing law	13

17.	Jurisdiction	13

18.	Subject to contract and without prejudice	13

19.	Counterparts	13

This agreement is dated 30 March 2026

Parties

(1)	Mind-NRG SARL incorporated and registered in Switzerland whose registered office is at Cours de Rive 10, 1204 Geneva, Switzerland (Company / we / us / our)

(2)	Minerva Neurosciences, Inc. incorporated and registered in Delaware (Parent)

(3)	Geoff Race of [***] (Employee / you)

BACKGROUND

(A)

You have been employed by us from 1 May 2014, most recently as President of the Company and Parent under an employment agreement effective from 1 August 2016 (Contract), as amended on 11 October 2021 (together, Employment Agreement).

(B)	Your employment with us shall terminate on 31 March 2026 (Termination Date).

(C)

The parties have entered into this agreement to record and implement the terms on which they have agreed to settle any claims that you have or may have now or in the future in connection with your employment or its termination against any Group Company (as defined below) or its officers, employees or workers, whether or not those claims are, or could be, in the contemplation of the parties at the time of signing this agreement, and including, in particular, the statutory complaints that you raise in this agreement.

(D)	The parties intend this agreement to be an effective waiver of any such claims and to satisfy the conditions relating to settlement agreements in the relevant legislation.

(E)

We enter into this agreement for ourselves and as agent and trustee for all Group Companies and we are authorised to do so. It is the parties’ intention that each Group Company may enforce any rights it has under this agreement, subject to and in accordance with the Contracts (Rights of Third Parties) Act 1999.

Agreed terms

1.	Interpretation

The following definitions and rules of interpretation apply in this agreement.

1.1	Definitions:

Adviser: Alex Fisher of Goodwin Procter (UK) LLP, Sancroft, 10-15 Newgate Street, London, EC1A 7AZ.

Board: the board of directors of the Company (including any committee of the board duly appointed by it).

Business Day: a day, other than a Saturday, Sunday or public holiday in England, when banks in London are open for business.

Confidential Information: shall have the meaning given in Section 13 of the Contract.

Copies: copies or records of any Confidential Information in whatever form (including in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) including extracts, analysis, studies, plans, compilations or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from Confidential Information.

Consultancy Agreement: the consultancy agreement to be entered in to between Parent and you dated the same date as this agreement.

Group Company: the Company, its subsidiaries or holding companies from time to time and any subsidiary of any holding company from time to time.

HMRC: HM Revenue and Customs.

Holding company: has the meaning given in clause 1.6.

Post-Employment Notice Pay: has the meaning given in section 402D of the Income Tax (Earnings and Pensions) Act 2003 (ITEPA).

Subsidiary: has the meaning in clause 1.6.

1.2	The headings in this agreement are inserted for convenience only and shall not affect its construction.

1.3

A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.5	The Schedules shall form part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedules.

1.6

A reference to a holding company or a subsidiary means a holding company or a subsidiary (as the case may be) as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in sections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) as a nominee.

2.	Arrangements on termination

2.1	Your employment with us shall terminate on the Termination Date.

2.2	Until the Termination Date you will continue to perform your normal duties save where such duties are amended by the Company (acting reasonably).

2.3	We shall pay you your salary up to the Termination Date in the usual way.

2.4	We shall continue to provide contractual benefits to you in the usual way up to the Termination Date.

2.5	You are required to take, prior to the Termination Date, any holiday that will accrue prior to the Termination Date.

2.6

Within 3 Business Days after 6 April 2026 we shall make a payment to you in lieu of your notice entitlement of 12 months under Section 8(a) of the Contract in the amount of $529,610 in respect of your salary, $15,888.30 in respect of your pension contributions, $4,941 in respect of your private medical insurance, $3,408 in respect of your life assurance and $66,201 in respect of your pro-rated 2026 bonus entitlement (collectively, PILON). The parties agree that the amount of the PILON is equal to or exceeds the amount given by the formula in section 402D(1) of ITEPA and, accordingly, believe that your Post-Employment Notice Pay is nil.

2.7	The payments and benefits in this clause 2 shall be subject to the income tax and National Insurance contributions that we are obliged by law to pay or deduct.

2.8	You shall submit on or before the Termination Date your expenses claims in the usual way and we shall reimburse you for any expenses properly incurred before the Termination Date in the usual way.

3.	Termination payment

3.1

Subject to and conditional on you complying with the terms of this agreement, (including, without limitation, clause 12), we shall within 14 days of the Termination Date or receipt by us of a copy of this agreement signed by you and a letter from the Adviser in the form as set out in Schedule 2, whichever is later, pay to you by way of compensation for the termination of your employment £30,000 (Termination Payment)

3.2	We will pay the Termination Payment less all required deductions for tax and National Insurance contributions. In this regard, the parties believe the following to be correct:

(a)	No part of the Termination Payment is taxable as Post-Employment Notice Pay.

(b)	The Termination Payment will be tax free, as a termination award under the threshold within the meaning of sections 402A(1) and 403 of ITEPA.

3.3

You shall be responsible for any income tax and employee’s National Insurance contributions due in respect of the Termination Payment and shall indemnify us in respect of such liability in accordance with clause 7.1.

4.	Options and PRSUs

4.1

In relation to all of the options to acquire shares of Parent common stock granted to you on various dates under the terms of Parent’s Amended and Restated 2013 Equity Incentive Plan (Plan) and relevant option agreements which are outstanding and listed in Schedule 3 (Your Options), Parent has agreed to exercise its powers under the Plan to treat Your Options as fully vested effective on the Termination Date and to extend the period during which you may exercise Your Options until midnight US Eastern Time on 1 January 2030, after which time Your Options will lapse and cease to be exercisable (Equity Acceleration). To facilitate the exercise of Your Options which are subject to the Equity Acceleration, Parent will permit you access to Morgan Stanley’s stock plan management site (or any other provider of stock plan services which the Parent engages) until midnight US Eastern Time on 1 January 2030.

4.2

In relation to the performance vesting restricted stock units granted to you on 6 August 2021 under the Plan and relevant award agreement, these will continue to vest, and expire, on their existing terms and you shall be entitled at all times to be treated in the same way as (and in no way detrimentally as compared to) other recipients of such performance restricted stock units within the Company and any Group Company.

5.	Legal fees

We shall pay the reasonable legal fees (up to a maximum of £15,000 plus VAT) incurred by you in obtaining advice on the termination of your employment and the terms of this agreement, such fees to be payable to the Adviser on production of an invoice addressed to you but marked as payable by us.

6.	Waiver of claims

6.1

You agree that the terms of this agreement are offered by us without any admission of liability on our part and are in full and final settlement of all and any claims or rights of action of any kind whatever, wherever and however arising that you have or may have, now or in the future, against any Group Company or its officers, employees or workers arising directly or indirectly out of or in connection with your employment with us or its termination, whether under common law, contract, statute or otherwise, in any jurisdiction and including, but not limited to, the claims specified in Schedule 1 (each of which is waived by this clause).

6.2	The waiver in clause 6.1 shall not apply to the following:

(a)	any claims by you to enforce this agreement;

(b)	claims in respect of personal injury of which you are not aware and could not reasonably be expected to be aware at the date of this agreement (other than claims under discrimination legislation); and

(c)	any claims in relation to the Consultancy Agreement

6.3	You warrant that:

(a)

before entering into this agreement you received independent advice from the Adviser as to the terms and effect of this agreement and, in particular, on its effect on your ability to pursue the claims specified in Schedule 1 to this agreement;

(b)

the Adviser has confirmed to you that they are a solicitor holding a current practising certificate and that there is in force a policy of insurance covering the risk of a claim by you in respect of any loss arising in consequence of their advice;

(c)	the Adviser shall sign and deliver to us a letter in the form attached as Schedule 2 to this agreement;

(d)	before receiving the advice, you disclosed to the Adviser all facts and circumstances that may give rise to a claim by you against any Group Company or its officers, employees or workers;

(e)

the only claims that you have or may have against any Group Company or its officers, employees or workers (whether at the time of entering into this agreement or in the future) relating to your employment with us or its termination are specified in clause 6.1; and

(f)	you are not aware of any facts or circumstances that may give rise to any claim against any Group Company or its officers, employees or workers other than those claims specified in clause 6.1.

You acknowledge that we acted in reliance on these warranties when entering into this agreement.

6.4

You acknowledge that the conditions relating to settlement agreements under section 147(3) of the Equality Act 2010, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998 (SI 1998/1833), section 49(4) of the National Minimum Wage Act 1998, regulation 41(4) of the Transnational Information and Consultation etc. Regulations 1999 (SI 1999/3323), regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000 (SI 2000/1551), regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002 (SI 2002/2034), regulation 40(4) of the Information and Consultation of

Employees Regulations 2004 (SI 2004/3426), paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 (SI 2006/349), regulation 62 of the Companies (Cross Border Mergers) Regulations 2007 (SI 2007/2974) and section 58 of the Pensions Act 2008 have been satisfied.

6.5

The waiver in clause 6.1 shall have effect irrespective of whether or not, at the date of this agreement, the parties are or could be aware of such claims or have such claims, including but not limited to the circumstances giving rise to them, in their express contemplation (including such claims of which the parties become aware after the date of this agreement in whole or in part as a result of new legislation or the development of common law or equity).

6.6

You agree that, except for the payments and benefits provided for in this agreement, and subject to the waiver in clause 6.1, you shall not be eligible for any further payment from any Group Company relating to your employment or its termination and you expressly waive any right or claim that you have or may have to payment of bonuses, any benefit or award programme, under any share plan operated by any Group Company or any stand-alone share incentive arrangement, or to any other benefit, payment or award you may have received had your employment not terminated or for any compensation for the loss of any such benefit, payment or award it being understood that this does not in any way affect your entitlements as set out in clause 4.1 and 4.2 above.

7.	Employee indemnities

7.1

You shall indemnify us on a continuing basis in respect of any income tax or National Insurance contributions (save for employers’ National Insurance contributions) due in respect of the Termination Payment (and any related interest, penalties, costs and expenses). We shall give you reasonable notice of any demand for tax which may lead to liabilities on you under this indemnity and shall provide you with reasonable access to any documentation you may reasonably require to dispute such a claim (provided that nothing in this clause shall prevent us from complying with our legal obligations with regard to HMRC or other competent body).

7.2

If you breach any material provision of this agreement or pursue a claim against any Group Company arising out of your employment or the termination of your employment, from events occurring after this agreement has been entered into, or otherwise, other than those excluded under clause 6.2, you agree to indemnify any Group Company for any losses suffered as a result, including all reasonable legal and professional fees incurred.

8.	Company property and information

8.1	At the request of the Company’s Chief Executive Officer, you shall, before the Termination Date, return to the Chief Executive Officer:

(a)	all Confidential Information and Copies;

(b)	all property belonging to us in satisfactory condition including (but not limited to) company credit card, company mobile telephone or company laptop computer; and

(c)

all documents and copies (whether written, printed, electronic, recorded or otherwise and wherever located) made, compiled or acquired by you during your employment with us or relating to any Group Company’s business or affairs or its business contacts, in your possession or under your control save that you shall be permitted to retain any such property, Confidential Information, Copies and documents outlined in this clause to the extent it is necessary for you to fulfill your obligations under the Consultancy Agreement.

8.2

Unless directed otherwise by the Company’s Chief Executive Officer, you shall, before the Termination Date, erase irretrievably (so far as possible) any information relating to any Group Company’s business or affairs or its business contacts from computer and communications systems and devices owned or used by you outside our premises, including such systems and data storage services provided by third parties (to the extent technically practicable) save to the extent such information is required for you to fulfill your obligations under the Consultancy Agreement.

8.3

You shall, if requested to do so by the Board, provide a signed statement that you have complied fully with your obligations under clause 8.1 and clause 8.2 and shall provide it with such reasonable evidence of compliance as may be requested.

9.	Employee warranties and acknowledgments

9.1

As at the date of this agreement, you warrant and represent to us that there are no circumstances of which you are aware or of which you ought reasonably to be aware that would amount to a repudiatory breach by you of any express or implied term of the Employment Agreement that would entitle (or would have entitled) us to terminate your employment without notice or payment in lieu of notice and the Termination Payment, the Equity Acceleration and the PILON are conditional on this being so.

9.2

You agree to make yourself available to, and to cooperate with, any Group Company or its advisers in any internal investigation or administrative, regulatory, judicial or quasi-judicial proceedings. You acknowledge that this could involve, but is not limited to, responding to or defending any regulatory or legal process, providing information in relation to any such process, preparing witness statements and giving evidence in person on our behalf. We shall pay you a daily rate of remuneration for your time in respect of assistance in relation to this clause (to be agreed at the time, acting reasonably) and reimburse any reasonable expenses that you incur as a consequence of complying with your obligations under this clause, provided that such expenses are approved in advance by us.

10.	Resignation from offices

10.1	You acknowledge that, unless requested by the Board to do so earlier, you shall resign immediately as a director of the Company on the Termination Date.

10.2	You acknowledge that, unless requested by the Board to do so earlier, you shall resign from section 16 status of Minerva Neuroscience, Inc. immediately on the Termination Date.

10.3

You irrevocably appoint us to be your attorney in your name and on your behalf to sign, execute or do any such instrument or thing to give us (or our nominee) the full benefit of the provisions of clauses 10.1 and 10.2 above.

11.	Restrictive covenants

Despite clause 13, you acknowledge that the post-termination restrictions in Section 14 of the Contract will continue to apply after the Termination Date.

12.	Confidentiality and announcements

12.1

You acknowledge that, as a result of your employment as President, you have had access to Confidential Information. Without prejudice to your common law duties, and subject to clause 12.2, clause 12.6 and clause 12.7, you shall not at any time after the Termination Date, unless authorised in advance by the Company’s Chief Executive Officer or in the context of your obligations under the Consultancy Agreement:

(a)	use any Confidential Information;

(b)	make or use any Copies; or

(c)	disclose any Confidential Information to any person, company or other organisation whatsoever.

12.2	The restrictions in clause 12.1 do not apply to any Confidential Information which is in or comes into the public domain other than through your unauthorised disclosure.

12.3

The parties confirm that they have kept and agree to keep the existence and terms of this agreement and the circumstances concerning the termination of your employment confidential, save only as provided in clause 12.5, clause 12.6 and clause 12.7.

12.4

You shall not make any adverse or derogatory comment about any Group Company, or any Group Company’s officers, employees or workers and you shall not do anything which shall, or may, bring any Group Company or any Group Company’s officers, employees or workers into disrepute. We shall not authorise or encourage any of our officers, employees or workers to make any adverse or derogatory comment about you or to do anything that shall, or may, bring you into disrepute. We shall use reasonable endeavours to procure that those members of the Board who are aware of this agreement do not make any adverse or derogatory comment about you or do anything that shall, or may, bring you into disrepute. This clause is subject to clause 12.5, clause 12.6 and clause 12.7.

12.5	The parties are permitted to make a disclosure or comment that would otherwise be prohibited by clause 12.3 if, where necessary and appropriate:

(a)	in your case, you make it to:

(i)	your spouse, civil partner or partner or immediate family provided that they agree to keep the information confidential;

(ii)

any person who owes you a duty of confidentiality (which you agree not to waive) in respect of information you disclose to them, including your legal or tax advisers or persons providing you with medical, therapeutic, counselling or support services;

(iii)	your insurer for the purposes of processing a claim for loss of employment;

(iv)	your recruitment consultant or prospective employer to the extent necessary to discuss your employment history; or
(v)	any government benefits agency for the purposes of you making a claim for benefits;

(b)	in our case, we make it to:

(i)	our officers, employees or workers provided that they agree to keep the information confidential; or

(ii)	any person who owes us a duty of confidentiality (which we agree not to waive) in respect of information we disclose to them, including, our legal, tax, compliance or other professional advisers.

12.6	Nothing in this clause 12 shall prevent you or any of our officers, employees, workers or agents from making a protected disclosure under section 43A of the Employment Rights Act 1996.

12.7	Nothing in this clause 12 shall prevent you or us (or any of our officers, employees, workers or agents) from:

(a)	reporting a suspected criminal offence to the police or any law enforcement agency or co-operating with the police or any law enforcement agency regarding a criminal investigation or prosecution;

(b)	doing or saying anything that is required by HMRC or a regulator, ombudsman or supervisory authority;

(c)

whether required to or not, making a disclosure to, or co-operating with any investigation by, HMRC or a regulator, ombudsman or supervisory authority regarding any misconduct, wrongdoing or serious breach of regulatory requirements (including giving evidence at a hearing);

(d)	complying with an order from a court or tribunal to disclose or give evidence;

(e)	disclosing information to HMRC for the purposes of establishing and paying (or recouping) tax and National Insurance liabilities arising from your employment or its termination; or

(f)	making any other disclosure as required by law.

12.8

We will make the announcement as set out at Schedule 4 on or around the Termination Date and neither party will make any statement to third parties (save as specified in clause 12.5, clause 12.6 or clause 12.7) which is inconsistent with such announcement regarding the subject matter thereof.

13.	Entire agreement

Each party on behalf of itself and, in our case, as agent for any Group Company acknowledges and agrees with the other party (with us acting on our own behalf and as agent for each Group Company) that:

(a)

this agreement constitutes the entire agreement between the parties and any Group Company and supersedes and extinguishes all previous and contemporaneous agreements, promises, assurances, warranties, representations and understandings between them whether written or oral, relating to its subject matter;

(b)

in entering into this agreement it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this agreement; and

(c)	it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this agreement.

14.	Variation

No variation of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

15.	Third party rights

Except as expressly provided elsewhere in this agreement, no person other than you and any Group Company shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement. This does not affect any right or remedy of a third party which exists, or is available, apart from that Act.

16.	Governing law

This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

17.	Jurisdiction

Each party irrevocably agrees that the courts of England and Wales shall have non-exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

18.	Subject to contract and without prejudice

This agreement shall be deemed to be without prejudice and subject to contract until such time as it is signed by both parties and dated, when it shall be treated as an open document evidencing a binding agreement.

19.	Counterparts

This agreement may be executed in any number of counterparts, each of which shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

This agreement has been entered into on the date stated at the beginning of it.

Schedule 1 Claims

1.	Claims:

1.1	for breach of contract or wrongful dismissal;

1.2	for unfair dismissal, under section 111 of the Employment Rights Act 1996;

1.3	in relation to the right to a written statement of reasons for dismissal, under section 93 of the Employment Rights Act 1996;

1.4	in relation to an unlawful deduction from wages or unlawful payment, under section 23 of the Employment Rights Act 1996;

1.5	for unlawful detriment, under section 48 of the Employment Rights Act 1996 or section 56 of the Pensions Act 2008;

1.6	in relation to written employment particulars and itemised pay statements, under section 11 of the Employment Rights Act 1996;

1.7	in relation to parental leave, under section 80 of the Employment Rights Act 1996;

1.8	in relation to working time or holiday pay, under regulation 30 of the Working Time Regulations 1998 (SI 1998/1833);

1.9	for equal pay or equality of terms under sections 120 and 127 of the Equality Act 2010;

1.10	for direct or indirect discrimination or harassment related to age, under section 120 of the Equality Act 2010;

1.11	for direct or indirect discrimination or harassment related to disability, discrimination arising from disability, or failure to make adjustments, under section 120 of the Equality Act 2010;

1.12	for direct or indirect discrimination related to marriage or civil partnership status, under section 120 of the Equality Act 2010;

1.13	for direct or indirect discrimination or harassment related to race, under section 120 of the Equality Act 2010;

1.14	for direct or indirect discrimination or harassment related to religion or belief, under section 120 of the Equality Act 2010;

1.15

for direct or indirect discrimination or harassment related to sex, harassment of a sexual nature, or less favourable treatment for submitting to or rejecting harassment of a sexual nature or related to sex, under section 120 of the Equality Act 2010;

1.16	for direct or indirect discrimination or harassment related to sexual orientation, under section 120 of the Equality Act 2010;

1.17	for victimisation, under section 120 of the Equality Act 2010;

1.18	for instructing, causing, inducing or aiding contraventions contrary to section 111 and 112 of the Equality Act 2010, under section 120 of the Equality Act 2010;

1.19

under sections 68A, 87, 137, 145A, 145B, 146, 168, 168A, 169, 170, 174, 189 (for failure to comply with a requirement of section 188A) and 192 of, and paragraph 156 of Schedule A1 to, the Trade Union and Labour Relations (Consolidation) Act 1992;

1.20	in relation to the obligations to elect appropriate representatives or any entitlement to compensation, under the Transfer of Undertakings (Protection of Employment) Regulations 2006 (SI 2006/246);

1.21	in relation to the right to be accompanied under sections 11 and 12 of the Employment Relations Act 1999;

1.22	in relation to personal injury, of which you are or ought reasonably to be aware at the date of this agreement;

1.23	for harassment under the Protection from Harassment Act 1997;

1.24	for failure to comply with obligations under the Human Rights Act 1998;

1.25

for failure to comply with obligations under the Data Protection Act 1998, the Data Protection Act 2018, the General Data Protection Regulation ((EU) 2016/679) as it has effect in EU law, or the UK GDPR as defined in section 3(10) and section 205(4) of the Data Protection Act 2018;

1.26

arising as a consequence of the United Kingdom’s membership of or withdrawal from the European Union, including but not limited to any claim arising under EU treaties or EU legislation as given effect in England and Wales until 11pm on 31 December 2020, and any claim under the European Union (Withdrawal) Act 2018, the European Union (Withdrawal Agreement) Act 2020 or the European Union (Future Relationship) Act 2020; and

1.27	arising under retained EU law or under assimilated law as defined in section 6(7) of the European Union (Withdrawal) Act 2018 before and after any amendment, extension or re-enactment.

Schedule 2 Adviser’s certificate

[ON HEADED NOTEPAPER OF ADVISER]

For the attention of Remy Luthringer

March 30, 2026

To whom it may concern,

I am writing in connection with the agreement between Geoff Race (Employee) and Mind-NRG SARL (Company) of today’s date (Agreement) to confirm that:

1. I, Alex Fisher of Goodwin Procter (UK) LLP, whose address is Sancroft, 10-15 Newgate Street, London, EC1A 7AZ, am a Solicitor of the Senior Courts of England and Wales who holds a current practising certificate.

2. I have given the Employee legal advice on the terms and effect of the Agreement and, in particular, its effect on the Employee’s ability to pursue the claims specified in Schedule 1 to the Agreement.

3. I gave the advice to the Employee as a relevant independent adviser within the meaning of the acts and regulations referred to at clause 6.4 of the Agreement.

4. There is now in force (and was in force at the time I gave the advice referred to above) a policy of insurance or an indemnity provided for members of a profession or professional body covering the risk of claim by the Employee in respect of loss arising in consequence of the advice I have given them.

Yours faithfully,

/s/ Alex Fisher

Alex Fisher

Schedule 3 Options and PRSUs

Grant Date	Equity Award Type	Award Qualification Type	Granted	Grant Price ($)	Exercised / Released	Vested	Outstanding Unvested	Outstanding	Exercisable
13/10/2020	Option	Non-Qualified	17,500	28.00	0	0	0	17,500	17,500
06/08/2021	PRSU	Non-Qualified	93,974	0.00	46,987	46,987	46,987	46,987	0
16/02/2022	Option	US ISO	14,063	6.33	0	12,501	1,562	14,063	12,501
16/02/2022	Option	Non-Qualified	10,937	6.33	0	10,937	0	10,937	10,937
13/12/2022	Option	US ISO	28,500	3.11	0	19,000	9,500	28,500	19,000
13/12/2022	Option	Non-Qualified	9,500	3.11	0	9,500	0	9,500	9,500
04/10/2023	Option	US ISO	34,686	6.41	0	15079	19,607	34,686	15,079
04/10/2023	Option	Non-Qualified	52,364	6.41	0	33,887	18,477	52,364	33,887
05/12/2024	Option	US ISO	23,754	2.12	0	1	23,753	23,754	1
05/12/2024	Option	Non-Qualified	71,246	2.12	0	23,749	47,497	71,246	23,749
22/12/2025	Option	US ISO	37,599	3.98	0	0	37,599	37,599	0
22/12/2025	Option	Non-Qualified	1,462,401	3.98	0	0	146,2401	146,2401	0

Schedule 4 Announcement

Minerva Announces Leadership Transition

Jim O’Connor joins as Chief Business Officer and General Counsel

BURLINGTON, Mass., XXX, 2026 (GLOBE NEWSWIRE) — Minerva Neurosciences, Inc. (Nasdaq: NERV), a clinical-stage biopharmaceutical company focused on the development of therapies to treat central nervous system disorders, today announced a leadership transition with the appointment of Jim O’Connor as Chief Business Officer (CBO), effective April 21, 2026, as Geoff Race, the Company’s President, has elected to leave the company. Mr. Race will continue to be involved with Minerva as a consultant.

Mr. Race joined Minerva in 2010 and went on to serve in multiple executive roles including Executive Vice President and Chief Financial Officer, Chief Business Officer, and most recently President. Over his 16 years with the Company, he played a central role in establishing Minerva’s operational, financial, and clinical development foundation.

“We are deeply grateful for Geoff’s exceptional leadership, dedication and foundational contributions,” said Dr. Remy Luthringer, Executive Chairman and Chief Executive Officer of Minerva Neurosciences. “Geoff’s strategic guidance and commitment to our collective vision to improve the lives of patients living with negative symptoms of schizophrenia have shaped the company that Minerva is today. Geoff remains as a valued consultant during the leadership transition. The board of directors and I have complete confidence in Jim O’Connor’s ability to strengthen our mission and help shepherd roluperidone successfully through the next planned Phase 3 trial.”

“I’m honored to join Minerva at such a pivotal stage in its evolution,” said Mr. O’Connor. “The Company’s scientific foundation, combined with a clearly defined clinical path and a strong commitment to addressing significant unmet needs, positions Minerva for meaningful value creation. I look forward to working closely with the leadership team to advance our strategy and execute with the discipline required to deliver our ultimate goal of bringing roluperidone to market for what would be potentially the first FDA-approved therapy to treat the negative symptoms of schizophrenia.”

About Jim O’Connor

Mr. O’Connor brings more than 20 years of legal and business leadership across life sciences, technology, and renewable energy. He most recently served at Axena Health (formerly Renovia) in progressive roles including General Counsel & Chief Operating Officer, General Counsel & Chief Financial Officer, and Interim Chief Executive Officer (CEO), where he led legal, IP, compliance, finance, regulatory, and strategic transactions. His experience includes: negotiating >$130 million in equity and debt financings; a commercial distribution agreement with Exact Sciences that included a $10 million investment; overseeing FDA 510(k) clearance and label expansions for a second-generation device; and achieving FDA Breakthrough Device Designation via a successful appeal. Earlier in his career he spent 12 years with United Technologies Corporation in roles including Vice President & Deputy General Counsel at Carrier and Chief of Staff to the President & CEO of UTC Building & Industrial Systems. He began his career as a corporate associate at Testa, Hurwitz & Thibeault. Mr. O’Connor earned his J.D., cum laude, from Cornell Law School and a B.A., summa cum laude, in Economics from Boston College.

About Minerva Neurosciences

Minerva Neurosciences, Inc. is a clinical-stage biopharmaceutical company focused on developing product candidates to treat CNS diseases. Minerva’s goal is to transform the lives of patients with improved therapeutic options, including roluperidone for negative symptoms of schizophrenia. For more information, please visit the Company’s website.

Forward-Looking Safe Harbor Statement

This press release contains forward-looking statements which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts, reflect management’s expectations as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include, but are not limited to, statements herein with respect to implied or express statements regarding the anticipated contributions and impact of the executive appointment, and Minerva’s expectations and plans for the successful conduct of its next planned Phase 3 trial. These forward-looking statements are based on our current expectations and may differ materially from actual results due to a variety of factors including, without limitation, Minerva’s future financial performance and position may not improve, resulting in difficulties in implementing Minerva’s business strategy, and plans and objectives for future operations; the expected sufficiency of Minerva’s existing cash resources and runway may not be accurate resulting in the need for additional financing sooner than anticipated or unexpected liquidity constraints; the internal and external costs required for Minerva’s ongoing and planned activities, and the resulting impact on expense and use of cash, may be higher than expected, which may cause the company to use cash more quickly than expected or to change or curtail some of Minerva’s plans or both; trials and studies may be delayed and may not have satisfactory outcomes, and earlier trials and studies may not be predictive of later trials and studies; the design and rate of enrollment for clinical trials, including the current design of the confirmatory Phase 3 trial evaluating roluperidone may not enable successful completion of the trial(s); the commercial opportunity for roluperidone in negative symptoms of Schizophrenia may be smaller than anticipated; Minerva may be unable to obtain and maintain regulatory approvals; Minerva may experience uncertainties inherent in the initiation and completion of clinical trials and clinical development; the need to align with collaborators or partners may hamper or delay development and regulatory efforts or increase costs; uncertainties of patent protection and litigation; general economic conditions; and other factors that are described under the caption “Risk Factors” in Minerva’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission on March 11, 2026. Copies of reports filed with the SEC are posted on Minerva’s website at http://ir.minervaneurosciences.com/. The forward-looking statements in this press release are based on information available to the Company as of the date hereof, and the Company disclaims any obligation to update any forward-looking statements, except as required by law.

Contacts:

Investor inquiries:

Frederick Ahlholm

Chief Financial Officer

Minerva Neurosciences, Inc.

[***]

Corey Davis, Ph.D.

LifeSci Advisors, LLC

212-915-2577

[***]

IN WITNESS whereof the parties have executed this agreement as a deed and intend to deliver and hereby deliver the same on the date first above written.

Executed as a DEED on	by	/s/ Remy Luthringer
MIND-NRG SARL acting by REMY		Remy Luthringer, Director
LUTHRINGER, a director, in the presence of:

/s/ Beaucourt Marie
[SIGNATURE OF WITNESS]

Beaucourt Marie
[NAME OF WITNESS]

Cours de Rive 10, 1204 Gineve
[ADDRESS OF WITNESS]

Office Manager
[OCCUPATION OF WITNESS]
	by	/s/ Remy Luthringer
Executed as a DEED on		Remy Luthringer, Director
MINERVA NEUROSCIENCES, INC. acting by
REMY LUTHRINGER, a director, in the presence
of:

/s/ Beaucourt Marie
[SIGNATURE OF WITNESS]

Beaucourt Marie
[NAME OF WITNESS]

Cours de Rive 10, 1204 Gineve
[ADDRESS OF WITNESS]

Office Manager
[OCCUPATION OF WITNESS]

Executed as a DEED on	/s/ Geoff Race
by GEOFF RACE in the presence of:	Geoff Race

/s/ Sean Elliot
[SIGNATURE OF WITNESS]

Sean Elliot
[NAME OF WITNESS]

[***]
[ADDRESS OF WITNESS]

Retired / HR Director / Consultant
[OCCUPATION OF WITNESS]